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                                                                     Exhibit 5.1

November 3, 2003

MicroIslet, Inc.
6370 Nancy Ridge Drive, Suite 112
San Diego, California 92121

Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by MicroIslet, Inc., a Nevada corporation (the "Company"), of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the registration of 3,427,880 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), including: (i) 2,402,200 shares of outstanding Common Stock (the "Shares") and (ii) 1,025,680 shares of the Common Stock (the "Warrant Shares") issuable upon the exercise of certain issued and outstanding warrants (the "Warrants"); on behalf of the selling stockholders named in the Registration Statement (the "Selling Stockholders"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-B.

         In connection with this opinion, we have examined and relied upon the Registration Statement, and related Prospectus, the Company's Articles of Incorporation, as amended, the Company's Amended and Restated Bylaws, the corporate proceedings taken by the Company in connection with the issuance of the Shares and the Warrants, the Amended and Restated Securities Purchase Agreement dated October 31, 2003 among the Company and certain of the Selling Stockholders (the "Purchase Agreement"), the Warrants, the Confidential Finder's Fee Agreement dated September 29, 2003 between the Company and World Link Asset Management (the "Fee Agreement"), and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

         We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares, the Warrants, the Warrant Shares, the Purchase Agreement or the Fee Agreement.

                                        Very truly yours,

                                    /s/ PROCOPIO, CORY, HARGREAVES & SAVITCH LLP

                                        PROCOPIO, CORY, HARGREAVES & SAVITCH LLP